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                                                                    EXHIBIT 11.1

                              SAPIENT CORPORATION

                         ARTICLE 6.01 OF REGULATION S-K

     Computation of Shares Used in Computing Basic and Diluted Net Income Per Share

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
                                                                 THREE MONTHS ENDED
                                                                      MARCH 31,
                                                              -------------------------
                                                                 1998           1997
                                                                 ----           ----
Net Income..................................................   4,262,222      2,705,964
Basic Net Income per Share:
     Weighted average common shares outstanding.............  24,347,399     23,719,836
     Shares used in computing per share amount..............  24,347,399     23,719,836
                                                              ----------     ----------
     Basic net income per share.............................       $0.18          $0.11
                                                              ----------     ----------
Diluted Net Income per Share:
     Weighted average common shares outstanding.............  24,347,399     23,719,836
     Dilutive stock options.................................   2,623,700      2,120,088
                                                              ----------     ----------
     Shares used in computing per share amount..............  26,971,099     25,839,924
                                                              ----------     ----------
     Diluted net income per share...........................  $     0.16     $     0.10
                                                              ----------     ----------
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